Sino Agro Food, Inc. Reports Revenue of $41.3M with EPS of $0.22 for 1st half 2012.

$25.3 Million in Revenue for 2nd Quarter Representing 278% Growth over 2nd Quarter of 2011.

GUANGZHOU, China, August 14, 2012 — Sino Agro Food, Inc. (OTCBB: SIAF.OB), an emerging integrated, diversified agriculture technology and organic food company with its principal operations located throughout the Peoples Republic of China (“PRC”), is pleased to announce financial results for its 2nd Quarter of 2012.

Consolidated Financial Summary:

	Q2 2012	Q2 2011	Change
Revenue	$25,348,287	$6,705,370	278%
Gross Profit	$13,558,248	$3,823,722	254%
Net Income Continued Op's	$11,405,729	$3,774,142	202.21%
Basic EPS Continued Op's	$0.14	$0.05	180%
Diluted EPS Continued Op's	$0.13	$0.05	160%

Earnings Call Information

The Company will host an earnings call on August 24, 2012 at 12:00 PM EST to discuss financial results for the 2nd Quarter of 2012. To participate in the conference call please make note of the following information:

Date: August 24, 2012

Time: 12:00 PM, U.S. Eastern Standard Time

Participant Dialing Instructions:

Toll Free Number: 1.800.868.1837

Direct Dial Number: 1.404.920.6440

Conference Code: 466928#

Conference Playback Instructions:

Toll Free Number: 1.800.704.9804

Direct Dial Number: 1.404.920.6604

Conference Code: * then 466928#

Aquaculture Operations

Revenue from fishery increased by $13,244,291, or 518%, to $15,799,765 for the three months ended June 30, 2012 from $2,555,474 for the three months ended June 30, 2011. The increase was primarily due to our increased contract service income from fishery, wholesale center one and prawn development contracts and sale of fish for the three months ended June 30, 2012 compared to consulting income and sale of fish for the three months ended June 30, 2011.

(1) The 1st Demonstration fish farm (Fish Farm 1), situated within the district of Enping City operating under “Jiangman A Power Fishery Development Co. Ltd.” (“JFD”), was built and completed for operation in February 2011 and is underway with production. During the second quarter of 2012, Capital Award, Inc. ("CA") purchased from JFD and sold just under 260,000 fish of the sleepy-cod variety averaging about 532g/fish compared to Q1 where 76,000 sleepy-cod @ 575g/fish were sold. Between external growers and the open dam farm, CA purchased 230,000 sleepy cod (350g/fish average) to expand JFD’s inventory.

(2) The 1st Demonstration prawn farm (Prawn Farm 1) is also situated within the district of Enping City. As of April 30, 2012, all basic infrastructure work had been carried out with construction work now in progress. A long-lasting rainy season that had begun in mid-April and continued through the month of July has curtailed construction, and while progress has been made, the farm building, brood-stock dams, and grow-out tanks expected to be partly constructed by the end of July will not be ready for final installation work until August of 2012.

(3) The 2nd Fish and Eel Farm (Fish Farm 2) is situated within District of Jiangman City. Its development was begun in May of 2011, and management expects the Company’s Phase 1 to be completed during 2012, and Phase 2 development, (involving the grow-out farms, the nursery fingerling farm, the Research and Development Station and all other associated facilities), will begin during January of 2013 with production operations beginning by year-end 2013.

(4) The 2nd prawn farm (Prawn Farm 2) is situated within the District of Zhong Shan City. Its development was begun in November 2011. As of April 30, 2012, up to 75% of Phase 1’s development work was completed, and although work was still in progress, the farm was sufficiently equipped to start up production activities, having resulted in 2 million prawn flies (fingerlings) produced and sold to the regional prawn growers on May 3, 2012. By June 30, 2012, Prawn Farm (2) has produced more than 40 million Mexican White prawn flies with a survival rate of 94.6%, resulting in more than 37.5 million one-week old flies sold to local growers at an average of RMB158 per 10,000 flies (equivalent to about $25.00 per 10,000 flies).

During the quarter ended June 30, 2012, there were over 300,000 sleepy-cod fish taken from the open dam farm, of which 149,000 were transferred to JFD for further grow-out, and the balance of 151,000 (average size 514g/fish) were sold by CA to wholesale markets in Guangzhou City, PRC. Current inventory as of June 30, 2012 is estimated to be approximately 180,000 fish in the open dam farm.

Cattle Farm, Beef and Fertilizer Operations

Revenue from the cattle farm increased by $827,389, or 87%, to $1,781,966 for the three months ended June 30, 2012 from $954,577 for the three months ended June 30, 2011. The increase in cattle farm revenue was primarily due to increased development of contract services for the cattle farm for the three months ended June 30, 2012.

Revenue from beef increased by $1,541,461or 78% to $3,514,539 for the three months ended June 30, 2012 from $1,973,078 for the three months ended June 30, 2011.The increase was primarily due to our increase of sales of beef and our installment of new weather insulated facilities to maintain production.

Revenue from organic fertilizer increased by $2,170,154 for the three months ended June 30, 2012 from $0 for the three months ended June 30, 2011. The increase was primarily due to the start-up of the new business of organic fertilizer in this quarter.

Sanjiang A Power sold 2,088 metric tons in the second quarter of 2012 and manufactured no organic fertilizer during this period with current inventory levels at 3,029 metric tons. The Company sold 5,939 metric tons and produced 285 metric tons of livestock feed with current inventory levels at 1,404 metric tons. The Company also sold 915 head of over 13 month-old cattle with current inventory levels at 1,450 head; and saw its restaurant operations continue to perform well.

On May 25, 2012, a Sino Joint Venture Agreement (an “SJVA”) was executed between MEIJI and another group of Chinese businessmen for the development and construction of a cattle farm at a 500 Mu site in YaneXiaoban Village, Enping District for the growth of cattle and sheep using our Aromatic Feed formula and our free ranging systems.

On May 6, 2012, a supply contract was executed with a well-established farm at Chang Chun District, Jilin Province for the supply of 4,000 head of young cattle.

Plantation Operations

Revenue from plantation of flowers increased by $859,622, or 70%, to $2,081,863 for the three months ended June 30, 2012 compared to $1,222,241 for the three months ended June 30, 2011. The increase was primarily due to the increase of wholesale prices in fresh and dried flowers in this quarter.

As of June 30, 2012, construction and building of half of the green houses were completed, and trials on better disease control and fertilizing programs were commenced during the first week of July, 2012.

Harvest results as of June 30, 2012 were similar to June last season, where more than 3.5 million pieces of fresh flowers at an average of RMB 0.85 per piece were sold (about 54.5% higher in price compared to the same period last year), and dried 175,350 Kg of dried flowers (equivalent to about 9.75 million pieces of fresh flowers) were sold at an average of RMB 58/Kg, which also is higher than last season’s sale price of RMB 46/Kg.

Marketing and Distribution Network

On May 30, 2012, a group of Chinese businessmen and the Company formed and began operating a Sino Joint Venture Company. The Chinese businessmen also entered into and a Consulting and Servicing Agreement with the Company and CA, respectively for the development and establishment of a Wholesale and Seafood Processing Shop ("WSPS"). Management anticipates that preliminary operation of the WSPS will start in August 2012.

As of June 30, 2012, the Company had ordered over 80 metric tons of mixed variety fish from Norway, of which over 60 metric tons was delivered to a wholesaler/processor operating in Malaysia, and another 20 metric tons was imported to China to be sold by our WSPS. The Company also ordered over 260 metric tons of peeled shrimp from Vietnam and Cambodia suppliers targeting delivery for resale at WSPS beginning in August 2012. The peeled shrimp are ocean captured species requiring sanitary certification by the health department of each of Vietnam and Cambodia, and are subject to clearance by the China Commercial Goods Investigation Authority before being imported to China.

On June 1, 2012 a Memorandum of Understanding (the “MOU”) was executed between the Company and the controlling shareholder of a restaurant group, Guangzhou City Wang XiangCheng Enterprise Management Consulting Co. Ltd. (“WXCE”). WXCE is the developer and franchisor of a restaurant chain under the Brand Name “Leonie” having restaurant operations located throughout Malaysia and Guangzhou City, PRC. Pursuant to the MOU, the Company (or its designee) will have the right to acquire up to 51% of WXCE within two years of its execution for a price equal to 125% of the net tangible assets of 51% of WXCE at the time the purchase is consummated. In the interim, the MOU provides that the Company will be the main supplier of beef, HU flowers and seafood to WXCE. Management believes this arrangement will allow the Company to begin conducting its retailing activity earlier than expected and at a lower initial cost that it would have incurred had it opted to attempt to create its own restaurant chain.

Consolidated Results

Revenues

Revenue including continued and discontinued operations increased by $18,642,917, or 278%, to $25,348,287 for the three months ended June 30, 2012 compared to $6,705,370 for the three months ended June 30, 2011. The increase was primarily due to the natural growth of revenue generated from the fishery, plantation, organic fertilizer, cattle farm, beef and the maturity of on-going divisional businesses improving their revenues.

Cost of Goods Sold

Cost of Goods Sold included in continued and discontinued operations increased by $8,908,391, or 309%, to $11,790,039 for the three months ended June 30, 2012 compared to $2,881,648 for the three months ended June 30, 2011. The increase was primarily due to the Company increasing its scale of operations from continuing operations in terms of its fishery, plantation, cattle farm and beef operations for three months ended June 30, 2012 as compared to the three months ended June 30, 2011.

Gross Profit

Gross profit, including continued and discontinued operations, increased by $9,734,526, or 254%, to $13,558,248 for the three months ended June 30, 2012 compared to $3,823,722 for the three months ended June 30 2011. The increase was primarily due to the corresponding increases in revenues from our fishery, cattle farm and beef operations.

General and Administrative Expenses

General and administrative expenses (including depreciation and amortization) incurred in continuing operations increased by $2,187,284, or 399%, to $2,735,677 for the three months ended June 30, 2012 compared to $548,394 for the three months ended June 30 2011. The increase was primarily due to an increase in wages and salaries, and miscellaneous fees amounting to $788,034 and $879,942, respectively.

ABOUT SINO AGRO FOOD, INC.

Sino Agro Food, Inc. (“SIAF”) (http://www.sinoagrofood.com) is an integrated, diversified agricultural technology and organic food company focused on developing, producing and distributing agricultural products in the Peoples Republic of China. The Company intends to focus on meeting the increasing demand of China’s rising middle class for gourmet and high-quality food items. Current lines of business include the manufacture and distribution of beef and lamb products, fish products, bio-organic fertilizer, stock feed and cash crops.

Not a Broker/Dealer or Financial Advisor

Sino Agro Food, Inc. is not a Registered Broker/Dealer or a Financial Advisor, nor does it hold itself out to be a Registered Broker/Dealer or Financial Advisor. All material presented in this press release, on the Company’s website or other media is not to be regarded as investment advice and is only for informative purposes. Readers should verify all claims and conduct their own due diligence before investing in Sino Agro Food, Inc.

Investing in small-cap, micro cap and penny stock securities is speculative and carries a high degree of risk.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of SIAF and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “estimates,” “believes,” “anticipates,” “intends,” expects” and similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There can be no assurance that future developments affecting SIAF will be those anticipated by SIAF. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts

Sino Agro Food, Inc.

CEO Mr. Solomon Lee

Phone: 86-20-22057860

info@siafchina.com

Investor Relations (US and Europe)

Mr. Chad Sykes

Chad.Sykes@sinoagrofood.com

SINO AGRO FOOD, INC. CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(Unaudited)	(Audited)
	$	$

ASSETS
Current assets
Cash and cash equivalents	$2,692,365	$1,387,908
Inventories	11,024,263	4,435,445
Cost and estimated earnings in excess of billings on uncompleted contracts	2,422,815	456,104
Deposits and prepaid expenses	23,623,347	14,868,838
Accounts receivable, net of allowance for doubtful accounts	36,773,165	27,531,915
Due from related parties	12,820,752	15,820,752
Other receivables	10,528,554	9,688,871
Total current assets	99,885,261	74,189,833
Property and equipment
Property and equipment, net of accumulated depreciation	7,856,217	2,667,765
Construction in progress	6,857,296	3,577,869
Land use rights, net of accumulated amortization	55,421,316	56,507,470
Total property and equipment	70,134,829	62,753,104
Other assets
Goodwill	724,940	724,940
Proprietary technologies, net of accumulated amortization	8,301,667	6,977,675
Long term accounts receivable	3,206,513	5,936,718
License rights	1	1
Unconsolidated equity investee	1,076,489	1,258,607
Total other assets	13,309,610	14,897,941

Total assets	$183,329,700	$151,840,878

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,922,201	$1,202,104
Billings in excess of costs and estimated earnings on uncompleted contracts	2,541,008	1,962,119
Due to a director	635,840	289,764
Dividends payable	21,326	155,957
Other payables	15,569,342	11,968,148
Due to related parties	815,092	867,413
Total liabilities	21,504,809	16,445,505

Commitments and contingencies	-	-

Stockholders' equity
Preferred stock: $0.001 par value	-	-
(10,000,000 shares authorized, 7,000,100 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively)
Series A preferred stock: $0.001 par value	-	-
(100 shares issued and outstanding
as of June 30, 2012 and December 31, 2011, respectively)
Series B convertible preferred stock: $0.001 par value)	7,000	7,000
(7,000,000 shares issued and outstanding)
as of June 30, 2012 and December 31, 2011, respectively)
Common stock: $0.001 par value	77,770	67,034
(100,000,000 shares authorized, 77,769,893 and 67,034,262 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively)
Additional paid - in capital	78,912,904	72,794,902
Retained earnings	66,356,928	50,395,444
Accumulated other comprehensive income	3,862,339	3,446,838
Treasury stock	(1,250,000)	(1,250,000)
Total Sino Agro Food, Inc. and subsidiaries stockholders' equity	147,966,941	125,461,218
Non - controlling interest	13,857,950	9,934,155
Total stockholders' equity	161,824,891	135,395,373
Total liabilities and stockholders' equity	$183,329,700	$151,840,878

The notes accompanying these financial statements included in the Form 10-Q to be filed with the Securities and Exchange Commission on August 14, 2012 are an integral part of these consolidated financial statements.

SINO AGRO FOOD, INC. CONSOLIDATED STATEMENTS OF INCOME

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

	$	$	$	$
Continuing operations
Revenue	25,348,287	6,705,370	41,328,303	9,826,901

Cost of goods sold	11,790,039	2,881,648	19,756,463	4,072,263

Gross profit	13,558,248	3,823,722	21,571,840	5,754,638

General and administrative expenses	(2,735,677)	(548,394)	(4,957,999)	(1,241,712)
Net income from operations	10,822,571	3,275,328	16,613,841	4,512,926

Other income (expenses)

Government grant	-	-	79,401	-

Other income	20,797	9,314	436,649	18,616

Gain (loss) of extinguishment of debts	562,361	489,500	817,513	582,426

Net other income (expenses)	583,158	498,814	1,333,563	601,042

Net income before income taxes	11,405,729	3,774,142	17,947,404	5,113,968

Provision for income taxes	-	-	-	-

Net income (loss) from continuing operations	11,405,729	3,774,142	17,947,404	5,113,968
Less: Net (income) loss attributable
to the non - controlling interest	(1,115,707)	(762,664)	(1,985,920)	(1,191,577)
Net income (loss) from continuing operations attributable
to the Sino Agro Food, Inc. and subsidiaries	10,290,022	3,011,478	15,961,484	3,922,391
Discontinued operations
Net income from discontinued operations	-	-	-	10,203,951
Less: Net income attributable to the non - controlling interest	-	-	-	-
Net income from discontinued operations attributable
to the Sino Agro Food, Inc. and subsidiaries	-	-	-	10,203,951
Net income (loss) attributable to
the Sino Agro Food, Inc. and subsidiaries	10,290,022	3,011,478	15,961,484	14,126,342
Other comprehensive income (loss)
Foreign currency translation gain (loss)	(73,645)	1,676,536	546,712	2,852,210
Comprehensive income (loss)	10,216,377	4,688,014	16,508,196	16,978,552
Less: other comprehensive (income) loss attributable to
the non - controlling interest	23,878	(101,798)	(131,211)	(395,716)
Comprehensive income (loss) attributable to
the Sino Agro Food, Inc. and subsidiaries	10,240,255	4,586,216	16,376,985	16,582,836

Earnings (loss) per share attributable to Sino Agro Food, Inc.
and subsidiaries common stockholders:
From continuing and discontinued operations
Basic	$0.14	$0.05	$0.22	$0.25

Diluted	$0.13	$0.05	$0.20	$0.22

Earnings (loss) per share attributable to Sino Agro Food, Inc.
and subsidiaries common stockholders:
From continuing operations

Basic	$0.14	$0.05	$0.22	$0.07

Diluted	$0.13	$0.05	$0.20	$0.06

Weighted average number of shares outstanding:

Basic	73,836,392	57,420,993	71,312,129	57,272,885

Diluted	80,836,392	64,620,993	78,312,129	64,272,885

The notes accompanying these financial statements included in the Form 10-Q to be filed with the Securities and Exchange Commission on August 14, 2012 are an integral part of these consolidated financial statements.

SINO AGRO FOOD, INC. CONSOLIDATED STATEMENTS OF CASH FLOW

	Six months ended	Six months ended
	June 30, 2012	June 30, 2011
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income (loss) from continuing operations	$17,947,404	$5,113,968

Adjustments to reconcile net income (loss) from continuing operations to net cash from operations:
Depreciation	183,154	85,756
Amortization	1,138,176	306,738
Common stock issued for services	2,139,057	-
Gain on extinguishment of debts	(817,513)	(582,426)
Changes in operating assets and liabilities:
Increase in inventories	(4,618,431)	(448,127)
Increase in cost and estimated earnings in excess of billings on uncompleted contacts	(1,966,711)	-
Increase in deposits and prepaid expenses	(10,893,566)	(2,318,847)
Increase (decrease) in due to a director	346,076	(584,594)
(Decrease) increase in accounts payable and accrued expenses	(509,997)	42,908
Increase in other payables	9,426,533	13,059,501
Decrease in accounts receivable	(5,173,526)	(5,122,059)
Increase in billings in excess of costs and estimated earnings on uncompleted contracts	578,889	1,684,804
Decrease in amount due to related parties	(52,321)	-
Decrease in amount due from related parties	3,000,000	-
Increase in other receivables	(839,683)	(3,269,215)
Net cash provided by operating activities	9,887,541	7,968,407
Cash flows from investing activities
Purchases of property and equipment	(20,423)	(6,828)
Acquisition of land use rights	-	(4,102,453)
Acquisition of proprietary technologies	(1,500,000)	-
Investment in unconsolidated corporate joint venture	1,076,489	(1,256,555)
Business combination of a subsidiary	(2,499,184)	-
Payment for construction in progress	(6,626,688)	(493,223)
Net cash used in investing activities	(11,722,784)	(5,859,059)
Cash flows from financing activities
Non - controlling interest contribution	1,806,664	-
Dividends paid	(134,631)	(3,905)
Net cash provided by (used in) financing activities	1,672,033	(3,905)
Net cash (used in) provided by continuing operations	913,279	2,105,443
Cash flows from discontinued operations
Net cash provided by operating activities	-	-
Net cash used in investing activities	-	(3,137,885)
Net cash provided by financing activities	-	-
Net cash used in discontinued operations	-	(3,137,885)

Effects on exchange rate changes on cash	1,467,667	(2,001,189)
Increase (decrease) in cash and cash equivalents	1,304,457	(3,033,631)

Cash and cash equivalents, beginning of period	1,387,908	3,890,026
Cash and cash equivalents, end of period	2,692,365	856,395
Less: cash and cash equivalents at the end of the period - discontinued operation	-	-
Cash and cash equivalents at the end of the period - continuing operations	$2,692,365	$856,395

Supplementary disclosures of cash flow information:
Cash paid for interest	-	-
Cash paid for income taxes	-	-

Non - cash transactions
Common stock issued for settlement of debts	$6,946,250	$3,910,500
Disposal proceeds receivable of sale of subsidiaries, HYT and ZX	$-	$34,473,905
Land use rights payable due to related parties	$-	$22,411
Transfer construction in progress to property, plant and equipment	$5,317,648	$-
Acquisition of treasury stock	$-	$1,250,000

The notes accompanying these financial statements included in the Form 10-Q filed with the Securities and Exchange Commission on August 14, 2012 are an integral part of these consolidated financial statements.